NEWS RELEASE

FOR IMMEDIATE RELEASE                                  Contact:  Brian H. Strom
February 5, 2004                                       (916) 786-1118
                                                       President - CEO

         SureWest Welcomes FBI Role in Probe of Improper Fund Transfers;
                  Says Company Was Victimized by Illegal Scheme


(ROSEVILLE, CALIFORNIA) - SureWest Communications (Nasdaq:SURW) CEO and President Brian Strom today said he was encouraged that the arrest by FBI agents of several suspects in a Federal probe will allow a more thorough criminal investigation into what the company believes was an illegal scheme to inappropriately transfer funds out of the company.

The company has learned of the arrest earlier today of former employee Jeffrey Wells, together with Larry J. Wells, the father of Jeffrey Wells, and Henry M. Kaiser, a business associate of Larry J. Wells.

The company had been advised in January that the FBI had launched its own probe of the funds transfer. SureWest discovered several irregular bank transactions and deposits in a routine investigation following the abrupt resignation by Jeffrey Wells in mid-December from his position as a treasury analyst in the company's Corporate Finance Group. The company had announced in January that the $2 million in funds was not properly accounted for. The investigation suggests that as much as $25 million in company funds may have been involved in the scheme, but nearly all of those funds were restored to company accounts by the time of Jeffrey Wells' resignation. The company said it had received, but doubted, some early representations that the funds would be returned, and now has concluded it is unlikely the remaining $2 million will be returned soon or voluntarily. The company will be pursuing civil litigation and insurance claims, among other actions, to recover the funds.

"All of us at SureWest are outraged by this incident and are encouraged that criminal charges are being pursued while we focus on recovering all of our remaining funds," said president and CEO Brian Strom. "While this is a disturbing event, it does not change the underlying financial strength of our company, and has no effect on our capital expansion plans, our daily operations, dividend payments or other financial commitments."

Strom said the decision on how to treat the $2 million in missing funds in its year-end financial statements is dependent upon the outcome of the investigations and discussions with auditors. The investigations indicate that the illegal transfers were limited to the 2003 fiscal year.

Immediately after the company's initial review uncovered the suspect transfers, the company broadened its review of the investment and cash operations, and a special corporate investigation was launched by the Audit Committee of the Board of Directors, engaging outside counsel and forensic auditors. The investigations showed that Jeffrey Wells concealed illegal transfers in clear violation of the company's investment and cash management policies. There is no information to date to indicate that any other employee of the company was involved in the improper transactions. The company has offered considerable information to the FBI's investigation and continues to cooperate fully in the probe.

"We welcomed the investigation of this incident by federal authorities and are pleased that they have given it prompt attention," said Strom. "We have taken immediate and forceful actions to protect our company and the interests of our shareholders, and it is now appropriate that authorities responsible for looking at the potential criminal aspects of this situation pursue that course. We do not have the authority to conduct or evaluate potentially criminal behavior nor do we expect to have details on the progress of the investigation, so it would be inappropriate for us to comment on the investigation further."

Meantime, the company has taken several actions to confirm the integrity of its funds management, including regular communications with its primary bank, and the termination of investment activities pending the completion of the company's investigation.

Strom said the company will provide additional information as permitted within the confines of the ongoing criminal proceeding and the completion of the corporate investigation, expected in about 30 days.

Conference call and Webcast

SureWest Communications will discuss the investigation on a conference call on February 6, 2004 at 2:00 p.m. EST. A simultaneous live webcast of the call will be available at www.surewest/investor.com and will be archived for replay shortly after the conclusion of the call. Additionally, a telephone replay of the call will be available through February 9, 2004 by calling 1-888-286-8010 and entering passcode 21698986.

About SureWest

With 90 years in Northern California, SureWest and its family of companies represent an integrated network of highly reliable advanced communications products and services. SureWest provides digital cable TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com

Safe Harbor Statement

Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in competition in markets in which the company operates, changes affecting the California economy in general and the Sacramento, California region in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation and unanticipated changes in the growth of the company's emerging businesses, including the PCS, Internet and CLEC operating entities.

                                       ###